EXHIBIT 99.4

                          EQUITY CONTRIBUTION AGREEMENT

         EQUITY CONTRIBUTION AGREEMENT (this "Agreement"), dated as of July 3, 2006, by and among DUET Investment Holdings Limited, a company incorporated in Victoria, Australia ("DUET"), Industry Funds Management (Nominees) Limited (ABN 56 003 969 891), a company incorporated under the laws of New South Wales, Australia and whose registered address is at Level 29, Casselden Place, 2 Lonsdale Street, Melbourne 3000, Victoria, Australia, in its capacity as trustee of the IFM (International Infrastructure) Wholesale Trust ("IFM"), CLH Holdings, GP, a Delaware general partnership ("MIP"), Macquarie Specialised Asset Management Limited, a company incorporated in New South Wales, Australia, in its capacity as responsible entity for Macquarie Global Infrastructure Fund IIA ("GIF(II)A"), Macquarie Specialised Asset Management 2 Limited, a company incorporated in New South Wales, Australia, in its capacity as responsible entity for Macquarie Global Infrastructure Fund IIB ("GIF(II)B"), Macquarie Specialised Asset Management Limited a company incorporated in New South Wales, Australia, in its capacity as responsible entity for Macquarie-FSS Infrastructure Trust ("M-FIT"), Motor Trades Association of Australia Superannuation Fund Pty Limited (ACN 008 650 628), a corporation incorporated in the Australian Capital Territory ("MTAA"), and SAS Trustee Corporation, a body corporate constituted under the Superannuation Administration Act 1987 and continued under the Superannuation Administration Act 1991 and the Superannuation Administration Act 1996 (NSW), in its capacity as trustee for the STC funds, as that expression is defined by the Superannuation Administration Act 1996 (NSW) ("State Super") (collectively, the "Investors"), on the one hand, and Castor Holdings LLC, a Delaware limited liability company ("Parent"), on the other hand.

                                 R E C I T A L S

         WHEREAS, the Investors constitute all members of Parent, who collectively represent 100% of the percentage ownership interests in Parent;

         WHEREAS, Parent and Duquesne Light Holdings, Inc., a Pennsylvania corporation (the "Company"), intend to enter into an Agreement and Plan of Merger, dated as of July 5, 2006, in the form attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which Parent is agreeing to acquire the Company through the merger of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company whereby the Company will become a wholly-owned subsidiary of Parent.

         WHEREAS, DUET, IFM and the Company intend to enter into a Stock Purchase Agreement, dated as of July 5, 2006, in the form attached hereto as Exhibit B (the "Stock Purchase Agreement"), pursuant to which DUET and IFM (each, an "SPA Investor"), are agreeing to purchase from the Company newly issued shares of common stock and, in certain circumstances, certain securities of the Company convertible into shares of common stock of the Company as set forth in the Stock Purchase Agreement (the "Purchased Shares"); and


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         WHEREAS, each of Parent, the Investors and the Company acknowledges and agrees that the Company will not be entitled to be a third party beneficiary of this Agreement unless and until the Merger Agreement has been executed and delivered by all the parties thereto.

         NOW, THEREFORE, in consideration of the premises and as an inducement for Parent to enter into the Merger Agreement, the parties hereto agree as follows:

         Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

         Section 2.  Equity Contribution.

                  (a) Parent shall give written notice to the Investors at such time as all conditions precedent to the obligations of the Company and Parent to consummate the Closing as set forth in Article VIII of the Merger Agreement have been satisfied or waived by the party entitled to waive such a condition (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). Within ten (10) business days after receipt of such notice, each Investor, severally and not jointly, irrevocably promises and agrees that it shall:

                           (i) make a deposit in immediately available funds to
                  an account in the name of the Investor at a bank designated by Parent in an amount (with respect to each Investor, such Investor's "Investor Contribution Amount," as set forth on Exhibit C attached hereto) equal to (I) the product of (A) US$1,129,250,000 (one billion one hundred twenty nine million two hundred fifty thousand dollars) (the "Aggregate Contribution Amount") multiplied by (B) such Investor's percentage ownership interest in Parent as set forth on Exhibit C attached hereto (with respect to each Investor, such Investor's "Investor Percentage") minus (II) any cash amounts contributed to Parent and/or Escrow Agent and any amounts drawn under letters of credit issued to Parent and/or Escrow Agent, in each case pursuant to Section 2(b) below; and

                           (ii) upon such deposit, provide written notice to
                  Parent reaffirming its ability and willingness to fund its Investor Contribution Amount at Closing and evidence of its deposit.

         At Closing, each Investor, severally and not jointly, shall contribute to Parent its Investor Contribution Amount, and such amounts shall be treated in full as an equity contribution to Parent, with each Investor's ownership interest in Parent represented by certificated limited liability company interests ("Units") and Investors being issued one Unit for each US$20,000 contributed in cash, including fractional Units. The Merger Agreement shall provide that, at the Effective Time, any shares of Company Common Stock held by Parent as of the Effective Time shall be cancelled and retired without any conversion thereof and

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         no payment or distribution in respect of the Merger Consideration shall be made with respect thereto. If either of the options set forth in
         Section 2(j) of this Agreement are exercised and, as a result of such exercise, Parent owns Company Common Stock as of the Effective Time, the Investor Contribution Amount of a SPA Investor shall be reduced by an amount equal to the number of Option Shares (as defined in Section 2(j)) transferred to Parent by such SPA Investor multiplied by the Merger Consideration. Parent agrees that if it acquires any shares of Company Common Stock pursuant to Section 2(j) of this Agreement, it shall hold such shares until the earlier of the Effective Time of the Merger and termination of the Merger Agreement.

                  (b) Each Investor, severally and not jointly, irrevocably promises and agrees that it shall reimburse Parent for certain expenses and fund the Default Amount (as defined below) and, in furtherance thereof, shall make or cause to be made an advance payment to Parent, as of the date hereof, in immediately available funds in an amount (with respect to each Investor, such Investor's "Initial Contribution Amount") equal to the sum of (I) the product of (A) US$70,000,000 (the "Default Amount") multiplied by (B) such Investor's Investor Percentage (for each Investor, the "Investor Default Amount") plus (II) the product of (X) US$23,000,000 (the "Expense Amount") multiplied by (Y) such Investor's Investor Percentage. An amount equal to $1,000 multiplied by such Investor's Investor Percentage shall be deemed an equity contribution to Parent and the balance of such cash amounts shall be treated, until the Closing, as a pro-rata advancement of Parent expenses. At each Investor's sole discretion, in lieu of all or a portion of its Initial Contribution Amount, such Investor may provide for the issuance of a letter or letters of credit of all or such portion of its Initial Contribution Amount that is reasonably acceptable to Parent from a U.S. bank or U.S. branch of a non-U.S. bank, which bank shall have a minimum rating of AA- from Standard & Poor's Ratings Services and Aa3 from Moody's Investors Service, Inc. The letter or letters of credit must provide unconditionally for payment upon demand from time to time and (i) must be in favor of Parent in an amount up to the Expense Amount and (ii) must be in favor of Escrow Agent in an amount up to the Default Amount in accordance with Section 2(c). Following termination of the Merger Agreement, if Parent and the Company agree that no Claim or Liability (as defined in Section 2(d) below) exists or if the Company does not deliver a Claim to Parent and the Escrow Agent within thirty days following such termination, the Escrow Agent shall release the amount in the Escrow Account to Parent, and Parent shall, subject to the Delaware Limited Liability Company Act (the "LLC Act"), promptly return to the Investors their respective Initial Contribution Amounts, including any after-tax interest or other income earned by Parent in respect thereof, and/or consent to the termination of any letters of credit issued in respect thereof. Upon Closing, any after-tax interest or other income earned by Parent in respect of an Investor's Initial Contribution Amount shall, at such Investor's election, be credited against its Investor Contribution Amount or returned to the Investor. If the Merger Agreement is not entered into with the Company on or before July 10, 2006, any amounts deposited in the Escrow Account shall be returned in accordance with Section 2(c), and any

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         amounts deposited in Parent's account in respect of the Expense Amount shall be returned to the Investor who deposited such amounts less the pro rata share of the fees and expenses of The Bank of New York and any letter(s) of credit shall be terminated after the pro rata share of the fees and expenses of The Bank of New York have been drawn upon.

                  (c) Parent shall cause immediately prior to the execution of the Merger Agreement a combination of an amount of cash or undrawn letters of credit equal to the Default Amount to be deposited into an escrow account (the "Escrow Account") at The Bank of New York (the "Escrow Agent") pursuant to an escrow agreement in the form attached hereto as Exhibit D (the "Escrow Agreement"). Any letters of credit so deposited must provide unconditionally for payment upon demand from time to time by Escrow Agent in accordance with the Escrow Agreement. If the Merger Agreement is not entered into with the Company on or before July 10, 2006, any amounts deposited in the Escrow Account shall be returned to the Investor who deposited such amounts less the pro rata share of the fees and expenses of the Escrow Agent and any letter or letters of credit deposited in the Escrow Account shall be terminated after the pro rata share of the fees and expenses of the Escrow Agent have been drawn upon.

                  (d) If the Company has a claim against Parent and/or Merger Sub under the Merger Agreement, the Stock Purchase Agreement or this Agreement (a "Claim"), upon receipt of notice of any such Claim from the Company or upon Parent's knowledge that the Company is actively pursuing or threatening to pursue any such Claim, Parent shall give prompt notice of such Claim to the Investors. If and to the extent (I) a court of competent jurisdiction (or other tribunal having jurisdiction) shall have rendered a final, non-appealable judgment in respect of the Company's Claim or (II) Parent otherwise agrees in writing (which shall require the unanimous approval of the managers of the board of Parent) that an amount is due in respect of the Company's Claim (each of (I) or (II), a "Liability"), Parent shall give written notice to the Investors that a Liability has been incurred and the amount of such Liability, and Parent shall promptly pay to the Company the amount of such Liability from amounts available in the Escrow Account. Each of the Company, Parent and the Investors expressly acknowledge and agree that no payment shall be made until a Liability has been established in accordance with this Section 2(d).

                  (e) No Investor shall have any obligation to make the contribution to Parent required under Section 2(a) of this Agreement
         (i) unless and until all conditions precedent to the obligations of the Company and Parent to consummate the Closing as set forth in Article VIII of the Merger Agreement have been satisfied or waived by the party entitled to waive such a condition (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); (ii) if Parent has materially breached its representations and warranties hereunder (which material breach is not curable); (iii) unless and until such Investor receives the opinions set forth in Exhibit G, substantially in the form set forth in Exhibit G;

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         or (iv) to the extent the making of such contribution would cause such
         Investor's aggregate contributions under Section 2(a) and Section 2(b) to exceed its Investor Contribution Amount. At Closing, Parent agrees that it will pay the amount required in respect of the Merger Consideration pursuant to the Merger Agreement only if it has funds to make such payment in its entirety and will not make any partial payment in respect thereof. Except as provided in Section 2(b) above, if any Investor contributes its Investor Contribution Amount (or any other amount) to Parent prior to the Closing, Parent shall hold such amount in trust for such Investor until immediately before the Closing and, if the Closing does not occur, Parent shall promptly return to such Investor, subject to the LLC Act, any such amounts contributed.

                  (f) Each SPA Investor, severally and not jointly, agrees to indemnify and hold harmless Parent from and against all loss, claims, damages and expenses Parent may suffer or incur as a result of a SPA Investor's breach of its obligations under the Stock Purchase Agreement.

                  (g) Each of the Parent and the Investors expressly acknowledge and agree that (A) no liability pursuant to the Merger Agreement, the Stock Purchase Agreement or this Agreement shall include any damages based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages; (B) in no event shall the liability of Parent, Merger Sub or any Investor arising out of or relating to any material and willful breaches of the Merger Agreement, the Stock Purchase Agreement and this Agreement exceed, in aggregate, the Default Amount, and (C) under no circumstances shall any Investor or advisor to Parent or Merger Sub have any liability arising out of or relating to any breaches in excess of the Default Amount.

                  (h) Parent shall not return any Investor Default Amounts to Investors until such time as there are no remaining Claims.

                  (i) No Investor shall under any circumstances be required to contribute to Parent any amount in excess of its Investor Contribution Amount.

                  (j) Each of the SPA Investors hereby severally grants Parent, in consideration for US$1.00, an option (the "Parent Call Option") to purchase on or after the Satisfaction Date (as defined below) and prior to the earlier of the Effective Time of the Merger and the termination of the Merger Agreement from such SPA Investor all Option Shares (as defined below) for an amount in cash equal to the purchase price set forth in Section 2.1(b) of the Stock Purchase Agreement ("Purchase Price") per Option Share. Parent hereby grants each SPA Investor, in consideration for US$1.00, an option (the "Investor Call Option"), exercisable on or after the Satisfaction Date and prior to the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, to purchase the number of Units in Parent equal to (A) the number of all its Option Shares multiplied by US$20.00 divided by (B) 20,000, at a price per Unit of US$1,000 multiplied by the Purchase Price, which, if Option Shares are

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         outstanding at the time of exercise, the SPA Investor shall satisfy by delivering to Parent in full payment for such Units in Parent all of its Option Shares. "Option Shares" means the SPA Investor's Purchased Shares owned by it on the date of exercise of any option provided in this Section 2(j), with each such Purchased Share being an "Option Share." "Satisfaction Date" means the date nine business days after Parent has notified Investors pursuant to Section 2(a) that such conditions have been satisfied or waived; provided the Satisfaction Date shall not occur on any day when Parent does not reasonably believe that the Closing will occur as scheduled. Each SPA Investor agrees that
         (i) prior to the termination of the Merger Agreement it shall not sell or otherwise dispose of any Purchased Share unless it agrees to increase its Investor Contribution Amount by an amount equal to (x) the difference between the Merger Consideration and the Purchase Price multiplied by (y) the number of Purchased Shares sold or otherwise disposed of, and (ii) any such sales or dispositions shall constitute an agreement that such SPA Investor's Investor Contribution Amount shall be increased as contemplated hereby.

         Section 3.  Representations and Warranties.

                  (a) As of the date hereof and as of the Closing, each Investor, severally but not jointly, represents and warrants to Parent as to itself as follows:

                           (i) Such Investor is duly organized, validly existing
                  and in good standing under the laws of the jurisdiction of its organization and has full corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder.

                           (ii) The execution and delivery of this Agreement by
                  such Investor, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate or other action on the part of such Investor.

                           (iii) Such Investor has duly executed and delivered
                  this Agreement. Assuming due authorization, execution and delivery of this Agreement by Parent and the other Investors, this Agreement constitutes the valid and binding obligation of such Investor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and the application of general principles of equity.

                           (iv) All consents, authorizations and other approvals
                  of any governmental authority which are necessary for the execution and delivery of this Agreement by such Investor and the performance by it of its obligations hereunder have been obtained and are in full force and effect, final and not subject to any appeal, except for any consents, authorizations

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                  and other approvals contemplated by the Merger Agreement and the Stock Purchase Agreement.

                           (v) The execution, delivery and performance by such
                  Investor of this Agreement will not conflict with or result in a violation or default under any contract, agreement or order of any court or regulatory authority binding upon such Investor or any of its respective affiliates.

                           (vi) To the extent an Investor has entered into this
                  Agreement in its capacity as a trustee or responsible entity for another entity (such other entity, the "Investor's Trust"), such Investor (a) has full rights to indemnification or reimbursement from assets of such Investor's Trust in connection with the performance of all of its obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Investor hereunder, (b) no approval or consent by any governmental authority, third party or any other entity is necessary in order for such Investor to exercise its rights to indemnification or reimbursement from the assets of such Investor's Trust in connection with the performance of its obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Investor hereunder, and such Investor has not, and shall not, take or omit to take any action that would eliminate or limit such rights to indemnification or reimbursement, and (c) such Investor's Trust has sufficient assets from which to satisfy all of such Investor's obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Investor hereunder.

                  (b) As of the date hereof and as of the Closing, Parent represents and warrants to each Investor as follows:

                           (i) Parent is duly organized, validly existing and in
                  good standing under the laws of Delaware, and has full limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. Parent has provided each Investor a true, correct and complete copy of its certificate of formation, which is in full force and effect.

                           (ii) The execution and delivery by Parent of this
                  Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary action on the part of Parent.

                           (iii) Parent has duly executed and delivered this
                  Agreement. Assuming due authorization, execution and delivery of this Agreement by the Investors, this Agreement constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization,

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                  moratorium or other similar laws of general applicability
                  affecting the enforcement of creditors' rights and the application of general principles of equity.

                           (iv) All consents, authorizations and other approvals
                  of any governmental authority which are necessary for the execution and delivery of this Agreement by Parent and the performance by it of its obligations hereunder have been obtained and are in full force and effect, final and not subject to any appeal, except for any consents, authorizations and other approvals contemplated by the Merger Agreement and the Stock Purchase Agreement.

                           (v) The execution, delivery and performance of this
                  Agreement by Parent will not conflict with or result in a violation or default under any contract, agreement or order of any court or regulatory authority binding upon Parent or any of its affiliates.

                           (vi) Parent is a newly organized Delaware limited
                  liability company that has conducted no business except as is incident to the transactions contemplated by this Agreement, the Merger Agreement and the Stock Purchase Agreement.

         Section 4. Restriction on Use. Parent shall segregate from its general funds any contributions made by the Investors hereunder and, to the fullest extent permitted by law, shall use such funds for the purpose, and only for the purpose, of Parent and Merger Sub satisfying their respective obligations under the Merger Agreement and the Stock Purchase Agreement and pay related fees and expenses.

         Section 5. Termination. The obligation of the Investors under this Agreement shall terminate upon the earlier to occur of:

                  (a) thirty days after notice of termination of the Merger Agreement is given pursuant to Article IX thereof, unless prior to the close of business on the thirtieth day after such notice, the Investors receive written notice from Parent or the Company that the Company is actively pursuing a Claim, in which case this Agreement shall terminate upon the settlement or other determination of any Claim in accordance with Section 2(b) hereof; provided, that the obligation of the Investors under Section 2(a) of this Agreement shall terminate upon the termination of the Merger Agreement; or

                  (b) the occurrence of the Closing under the Merger Agreement.

Notwithstanding the foregoing, this Agreement shall terminate if the Merger Agreement is not executed and delivered in the form attached hereto as Exhibit A or in such other form acceptable to all Investors by the parties thereto on or before July 10, 2006.

         Section 6. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Company, Parent and each Investor covenants,

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agrees and acknowledges that no Person other than Parent, the Investors, and any general partners of any of the Investors, and any assignee of any of the Investors shall have any obligations hereunder or under the Merger Agreement or the Stock Purchase Agreement; provided however, that any obligations of any general partner of an Investor shall be limited in proportion to such general partners' percentage of partnership interest in such Investor and none of the Company, Parent or any Investor shall assert any claim against any such general partner in excess of such percentage of such general partner's percentage of partnership interest. No recourse hereunder or under any documents or instruments delivered in connection herewith or in connection with this Agreement, the Merger Agreement or the Stock Purchase Agreement shall be had against any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of the Investors, Parent or Merger Sub or any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligation of the undersigned under this Agreement, the Merger Agreement or the Stock Purchase Agreement or for any claim based on, in respect of or by reason of such obligation or their creation. In addition, each of the Company, Parent and each Investor covenants, agrees and acknowledges the terms of liability with respect to Trustees and Responsible Entities attached hereto as Exhibit F.

         Section 7.  Miscellaneous.

                  (a) For purposes of this Agreement, "affiliate" means: (i) with respect to any Person that is a Fund or holds shares for a Fund, any other Person or Fund or subsidiary of a Fund (other than a Fund which is or is proposed to be listed or quoted on an investment exchange with a purpose of effectively achieving an indirect listing or quotation of Shares in the Parent) which is advised by, or the business, operations or assets of which are managed (whether solely or jointly with others) from time to time by or whose parent is managed by, the manager or adviser of the Fund (or a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that manager or adviser); provided, however, (X) the term "adviser" shall mean an entity which provides a Person with advice in relation to the management of investments of that Person, which, in the case of a Fund (other than in relation to actually making decisions to implement such advice), is substantially the same as the services which would be provided by a manager of the Fund and such adviser effectively forms part of the structure of the Fund, except that Macquarie Bank Limited and its affiliates will not be treated as an adviser of a Fund solely as a result of any services provided or agreed to be provided by Macquarie Bank Limited or any of its affiliates to the Fund under an

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         agreement pursuant to which those services are to be provided solely in relation to an investment by the Fund in the Parent; (Y) the term "manager" with respect to any Fund shall mean any general partner, trustee, responsible entity, nominee, manager, adviser or other entity performing a similar function with respect to such Fund; and (Z) no Person which is or holds shares for a complying superannuation fund for the purposes of the Australian Superannuation Industry (Supervision)
         Act 1996 shall deemed to be an affiliate of any Person which is or holds shares for any other such Fund by reason of this definition; and
         (ii) with respect to any Person that is not a Fund and does not hold shares for a Fund, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. A "Fund" means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, pension fund, insurance company or any body corporate or other entity, in each case, the business, operations or assets of which are managed professionally for investment purpose. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person's capacity as general partner, trustee, Responsible Entity, nominee, manager or adviser or otherwise.

                  (b) This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns. Each Investor may, at its election and without the consent of any other Investor, Parent or the Company, assign its rights and obligations under this Agreement to any affiliate of such Investor so long as any such affiliate has available funds or committed capital that equals or exceeds such Investor's Investor Contribution Amount; provided that, without the written consent of each Investor and the Company, no such assignment shall relieve such Investor from any obligation under this Agreement; and provided further that, without the written consent of each Investor and the Company, no assignment shall adversely affect or delay or result in a need to re-file or seek any additional Company Required Statutory Approval or Parent Required Statutory Approval or otherwise have adverse tax effects on Parent or any Investor. In furtherance of the foregoing, the Company agrees that GIF(II)A, GIF(II)B and M-FIT, prior to August 1, 2006, may assign their interests to a newly formed Person wholly-owned by them and having the requisite financial resources; provided that, without the written consent of each Investor and the Company, no such assignment shall relieve such Investor from any obligation under this Agreement; and provided further that, without the written consent of each Investor and the Company, no assignment shall adversely affect or delay or result in a need to re-file or seek any additional Company Required Statutory Approval or Parent Required Statutory Approval or otherwise have adverse tax effects on Parent or any Investor. Notwithstanding anything in this Section 7(b), Parent may, at its election and without consent of any Investor or the Company, make a security assignment of its rights under this Agreement to any lender providing financing to Parent or its permitted assigns in connection with the Merger Agreement (it being

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         understood that any rights under this Agreement shall only be exercised by Parent or its permitted assigns (or the Company, to the extent provided below) and that no assignee pursuant to any security assignment shall be entitled to directly exercise any rights under this Agreement); provided that Parent may not make any security assignment of the Default Amount; and provided further that Parent may not make any security assignment of the Purchased Shares.

                  (c) The parties expressly acknowledge and agree that Company is an intended third party beneficiary of this Agreement and that, as such, the Company shall be entitled to directly exercise the rights of Parent and enforce the obligations of the Investors hereunder without the concurrence of Parent; provided that the Company acknowledges and agrees that that (A) no Liability or other liability pursuant to the Merger Agreement, the Stock Purchase Agreement or this Agreement shall include any damages based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages;
         (B) in no event shall a Liability or other liability of Parent, Merger Sub or any Investor to the Company arising out of or relating to any material and willful breaches of the Merger Agreement, the Stock Purchase Agreement and this Agreement exceed, in aggregate, the Default Amount, and (C) under no circumstances shall any Investor or advisor to Parent or Merger Sub have any Liability or other liability pursuant to the Merger Agreement, the Stock Purchase Agreement or this Agreement to the Company except in respect of the Escrow Account. The Company, as an intended third party beneficiary of this Agreement, acknowledges, accepts and agrees to the foregoing and the other terms and conditions of this Agreement.

                  (d) This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.

                  (e) All notices and other communications required or permitted by this Agreement or by law to be served upon or given to a party hereto (or Company) by any party hereto shall be addressed (i) if to Company or Parent, as provided in the Merger Agreement, or (ii) if to the Investors, as provided in Exhibit E.

                  (f) This Agreement may not be amended or otherwise modified or terminated except by a written agreement signed by all parties hereto including the Company.

                  (g) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE THAT WOULD CAUSE THE

         APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK.

                  (h) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. In addition, each party (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (ii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of New York, (iv) agrees that the forum designated by this Section 7(g) has a reasonable relation to this Agreement and to the transactions contemplated by this Agreement, and
         (v) irrevocably appoints CT Corporation System, 111 8th Avenue, New York, NY 10011 as its agent for service of process in New York in connection with any such action, suit or proceeding and consents to such service of process being made through such agent.

                  (i) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (j) In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof

                  (k) The terms, conditions, covenants, representations and warranties hereof may be waived only by a written instrument executed by the party waiving compliance. No waiver may adversely affect the Company without its consent. The failure of a party at any time or from time to time to require performance of any provisions hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by a party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement in any one or more instances shall be deemed to be, or be construed as, a further or continuing waiver of any such condition or breach of any other term, covenant, representation or warranty.

                  (l) Except for the Company (as provided above), no person other than the parties hereto, or their successors or permitted assigns, shall have any rights hereunder.

                  (m) This Agreement may be signed by facsimile or by emailing a pdf file and may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement shall be effective only when signed by Parent and Investors representing 100% of the Aggregate Contribution Amount.

                        [Signatures Follow On Next Page]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



PARENT:

CASTOR HOLDINGS LLC


By: /s/ Mark Wong
    ----------------------------------------
Name:  Mark Wong
Its:  Authorized Person

DUET:


                                            )
         SIGNED IN NEW YORK BY              )
                                            )
         MARK WONG                          )
         as attorney for DUET               )
         INVESTMENT HOLDINGS                )
         LIMITED under power of attorney    )
         dated 30 June 2006:                )
                                            )  /s/ Mark Wong
                                            )  ------------------------------
                                            )  Mark Wong
                                            )  By executing this deed the
                                            )  attorney states that the
                                            )  attorney has received no notice
                                            )  of revocation of the power of
                                            )  attorney

IFM:


                                                  )
         SIGNED BY                                )
                                                  )
         as director and director/secretary of    )
         INDUSTRY FUNDS                           ) /s/ Damian Moloney
         MANAGEMENT (NOMINEES)                    ) --------------------------
         LIMITED                                  ) Director
         as TRUSTEE of the IFM                    )
         (INTERNATIONAL                           )
         INFRASTRUCTURE)                          )
         WHOLESALE TRUST                          )
                                                  ) /s/ Dunia Wright
                                                  ) --------------------------
                                                  ) Director/Secretary

CLH HOLDINGS, GP:



     By:  MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P.

          By: Macquarie Infrastructure Partners Canada GP Ltd., its general partner
          By: Macquarie Infrastructure Partners Inc., its manager and attorney-in-fact


               By:   /s/ Chris Leslie
                   --------------------------
               Its:  President
                    -------------------------



               And By: /s/ Mark Wong
                       ----------------------
               Its: Treasurer
                    -------------------------

     And By: MACQUARIE INFRASTRUCTURE PARTNERS A, L.P.

          By:  Macquarie Infrastructure Partners U.S. GP LLC, its general partner
          By: Macquarie Infrastructure Partners Inc., its manager and attorney-in-fact


               By:   /s/ Chris Leslie
                   --------------------------
               Its:  President
                    -------------------------



               And By: /s/ Mark Wong
                       ----------------------
               Its: Treasurer
                    -------------------------

GIF(II)A:
                                               )
         SIGNED BY                             )
                                               )
         as attorney for MACQUARIE             )
         SPECIALISED ASSET                     )
         MANAGEMENT LIMITED in its             )
         capacity as RESPONSIBLE               )
         ENTITY for MACQUARIE                  )
         GLOBAL INFRASTRUCTURE                 )
         FUND IIA under power of attorney      )
         dated July 3, 2006 in the presence    )
         of:                                   )
                                               )
                                               )
                                               )  /s/ Michael Smerdon
                                               )  ..............................
                                               )      Michael Smerdon
                                               )
                                               )  By executing this deed the
                                               )  attorney states that the
                                               )  attorney has received no
                                               )  notice of revocation of the
                                               )  power of attorney


GIF(II)B:
                                               )
         SIGNED BY                             )
                                               )
         as attorney for MACQUARIE             )
         SPECIALISED ASSET                     )
         MANAGEMENT 2 LIMITED                  )
         in its capacity as RESPONSIBLE        )
         ENTITY for MACQUARIE                  )
         GLOBAL INFRASTRUCTURE                 )
         FUND IIB under power of attorney      )
         dated July 3, 2006 in the presence    )
         of:                                   )
                                               )
                                               )
                                               ) /s/ Michael Smerdon
                                               )  ..............................
                                               )     Michael Smerdon
                                               )
                                               )  By executing this deed the
                                               )  attorney states that the
                                               )  attorney has received no
                                               )  notice of revocation of the
                                               )  power of attorney

M-FIT:


                                               )
         SIGNED BY                             )
                                               )
         as attorney for MACQUARIE             )
         SPECIALISED ASSET                     )
         MANAGEMENT LIMITED in its             )
         capacity as RESPONSIBLE               )
         ENTITY for MACQUARIE-FSS              )
         INFRASTRUCTURE TRUST                  )
         under power of attorney dated July    )
         3, 2006 in the presence of:           )
                                               )
                                               )
                                               )
                                               )  /s/ Michael Smerdon
                                               )  ..............................
                                               )      Michael Smerdon
                                               )
                                               )  By executing this deed the
                                               )  attorney states that the
                                               )  attorney has received no
                                               )  notice of revocation of the
                                               )  power of attorney

MTAA:


                                               )
         SIGNED BY                             )
                                               )
         as attorney for MOTOR TRADES          )
         ASSOCIATION OF                        )
         AUSTRALIA                             )
         SUPERANNUATION FUND                   )
         PTY LIMITED under power of            )
         attorney dated                        )
         in the presence of:                   )
                                               )
                                               )
         /s/ Alex Koroknay                     )      /s/ Robert Gardini
         ..................................    )  ..............................
         Signature of witness                  )      Robert Gardini
                                               )
         A. Koroknay                           )  By executing this deed the
         ..................................    )  attorney states that the
                                               )  attorney has received no
                                               )  notice of revocation of the
                                               )  power of attorney

STATE SUPER:


                                               )
         SIGNED BY                             )
                                               )
         as attorney for SAS TRUSTEE           )
         CORPORATION, as trustee for           )
         the STC funds, as that expression is  )  /s/ Patrick Jilek
         defined by the Superannuation         )  ..............................
         Administration Act 1996 (NSW),        )  Patrick Jilek
         under power of attorney dated         )
                       in the presence of:     )
                                               )
                                               )  /s/ Alexander Austin
         /s/ Toby Buscombe                     )  ..............................
         ..................................    )  Alexander Austin
         Signature of witness                  )
                                               )  By executing this deed the
                                               )  attorney states that the
                                               )  attorney has received no
         ..................................    )  notice of revocation of the
         Toby Buscombe                         )  power of attorney

As contemplated by Section 7(c) hereof,

Accepted and Agreed:
-------------------

COMPANY


By: /s/ Morgan K. O'Brien
    ------------------------------------------------
Name: /s/ Morgan K. O'Brien
Its: President & CEO

                                  EXHIBIT LIST
                                  ------------


EXHIBIT A        Merger Agreement (not attached)
---------

EXHIBIT B        Stock Purchase Agreement (not attached)
---------

EXHIBIT C        Investor Contribution Amounts (attached)
---------                                       --------

EXHIBIT D        Escrow Agreement (not attached)
---------

EXHIBIT E        Notices (attached)
---------                 --------

EXHIBIT F        Trustees and Responsible Entities (attached)
---------                                           --------

EXHIBIT G        Opinions Required for Signing (not attached)
---------

                                                                       EXHIBIT C

                          INVESTOR CONTRIBUTION AMOUNTS


    INVESTOR              OWNERSHIP INTEREST              INVESTOR CONTRIBUTION
    --------              ------------------              ---------------------
      DUET                     28.9068%                      US$ 326,470,000
      IFM                      22.8311%                      US$ 257,780,000
      MIP                      22.1386%                      US$ 250,000,000
    GIF(II)A                   6.6416%                       US$  75,000,000
    GIF(II)B                   6.6416%                       US$  75,000,000
     M-FIT                     6.6416%                       US$  75,000,000
      MTAA                     6.6416%                       US$  75,000,000
  STATE SUPER                  6.1988%                       US$  70,000,000

                                                                       EXHIBIT E

                                     NOTICES
                                     -------


   PARTY                         NOTICE INFORMATION
   -----                         ------------------
--------------------------------------------------------------------------------
                                Castor Holdings LLC
                           Level 22, 125 West 55th Street
                                New York, NY 10019
   PARENT                        Attn: Chris Leslie
                              Phone: 1 (212) 231 1696
                               Fax: 1 (212) 231 1828
--------------------------------------------------------------------------------
                          DUET Investment Holdings Limited
                              Level 11, 1 Martin Place
                             Sydney NSW 2000 Australia
    DUET          Attention: Peter Barry, Chief Executive Officer
                               Phone: (612) 8232 4491
                                Fax: (612) 8232 4713
--------------------------------------------------------------------------------
                    Industry Funds Management (Nominees) Limited
                 Level 29, Casselden Place, 2 Lonsdale Street, Melbourne
                                3000, Victoria, Australia
    IFM                     Attention: Company Secretary
                              Phone: (61 3) 9923 7188
                               Fax: (61 3) 9923 7189
--------------------------------------------------------------------------------
                                     Mark Wong
                         Macquarie Infrastructure Partners
                                  125 West 55th St
                                New York, NY, 10019
    MIP                            United States
                              Phone: 1 (212) 231 1839
                               Fax: 1 (212) 231 1828
                           Email: Mark.Wong@macquarie.com
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Macquarie Specialised Asset Management Limited
                               Responsible Entity for
                      Macquarie Global Infrastructure Fund IIA
                              Level 11, 1 Martin Place
  GIF(II)A                   Sydney NSW 2000 Australia
                            Attention: Company Secretary
                               Phone: (612) 8232 3333
                                Fax: (612) 8232 4713
--------------------------------------------------------------------------------
                  Macquarie Specialised Asset Management 2 Limited,
                                Responsible Entity for
                      Macquarie Global Infrastructure Fund IIB
                              Level 11, 1 Martin Place
  GIF(II)B                   Sydney NSW 2000 Australia
                            Attention: Company Secretary
                               Phone: (612) 8232 3333
                                Fax: (612) 8232 4713
--------------------------------------------------------------------------------
                 Macquarie Specialised Asset Management Limited
              Responsible Entity for Macquarie-FSS Infrastructure Trust
                              Level 11, 1 Martin Place
                             Sydney NSW 2000 Australia
   M-FIT                    Attention: Company Secretary
                               Phone: (612) 8232 3333
                                Fax: (612) 8232 4713
--------------------------------------------------------------------------------
                            Motor Trades Association of
                     Australia Superannuation Fund Pty Limited
                    Michael Delaney, Principal Executive Officer
                                 and Fund Secretary
    MTAA                         Level 3, MTA House
                                 39 Brisbane Avenue
                            Barton, ACT, 2600 Australia
                               Phone: (612) 6273 4333
                                Fax: (612) 6273 2738
--------------------------------------------------------------------------------

                                   Toby Buscombe
                            Access Economics Pty Limited
                            Level 1, 39 Brisbane Avenue,
STATE SUPER                  Barton ACT 2600 Australia
                               Phone: (612) 6273 1222
                                Fax: (612) 6273 1223
                    Email: Toby.Buscombe@AccessEconomics.com.au
--------------------------------------------------------------------------------
                           Duquesne Light Holdings, Inc.
                                 411 Seventh Avenue
                                Pittsburgh, PA 15219
  COMPANY                    Attn: Chief Legal Officer
                               Phone: (412) 393-4150
                                Fax: (412) 393-1190
--------------------------------------------------------------------------------

                                                                       EXHIBIT F

                 LIABILITY OF TRUSTEES AND RESPONSIBLE ENTITIES
                 ----------------------------------------------

1. If (i) a Person ("Trustee") enters into this Agreement as trustee or responsible entity of a trust ("its Trust") and (ii) the Trustee notifies the Company or another party that it is acting as trustee or responsible entity of its Trust, the following provisions shall apply in respect of the Trustee and its Trust:

(i) the Trustee enters into this Agreement and holds limited liability company interests only in its capacity as responsible entity or trustee (as applicable) of its Trust and in no other capacity. To the fullest extent permitted by law, liability arising under or in connection with this Agreement or the Certificate of Formation is limited to, and can be enforced against the Trustee only to, the extent to which it can be satisfied out of the assets of its Trust out of which the Trustee is actually indemnified for such liability. To the fullest extent permitted by law, this limitation of the Trustee's liability applies despite any other provision of this Agreement or the Certificate of Formation and extends to all liabilities and obligations of the relevant party in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement or the Certificate of Formation;

(ii) to the fullest extent permitted by law, no party may sue the Trustee in any capacity other than as responsible entity or trustee (as applicable) of its Trust, including to seek the appointment of a receiver (except in relation to property of its Trust), a liquidator, an administrator, or any similar person to the Trustee or prove in any bankruptcy, insolvency, liquidation, administration or arrangement of or affecting the Trustee (except in relation to property of its Trust);

(iii) the provisions of this clause 1 do not apply to any obligation or liability of the Trustee to the extent that it is not satisfied because under the agreement governing its Trust or by operation of law there is a reduction in the extent of the Trustee's indemnification out of the assets of its Trust, as a result of the Trustee's fraud, negligence or breach of trust;

(iv) no attorney, agent, receiver or receiver and manager appointed in accordance with this Agreement has authority to act on behalf of the Trustee in a way which exposes the Trustee to any personal liability, and no act or omission of any such person will be considered fraud, negligence or breach of trust of the relevant party for the purpose of clause 1(iii);

(v) the Trustee warrants to each party to this Agreement that it has the rights of indemnification referred to in clause 1(i) (the "Trustee Indemnity"); and

(vi) the Trustee warrants to each party to this Agreement that it has not done and has omitted to do, and undertakes that it will not, during the term of this Agreement, do or omit to do, anything which has or would limit, affect, amend or in any manner whatsoever restrict the Trustee Indemnity.

2. For the avoidance of doubt, Section 1 above applies to each representation and warranty given by the Trustee in Section 3(a), including those given in respect of its Trust in Section 3(a)(vi).